FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX PROVIDES IN-DEPTH ANALYSIS FROM PHASE 2B KNEE OSTEOARTHRITIS STUDY OF SYNAVIVE (CRx-102) WITH CLINICAL INVESTIGATORS

--Webcast presentation by Lee S. Simon M.D. Posted on Company Website--

CAMBRIDGE, Mass. - October 27, 2008 - CombinatoRx, Incorporated (NASDAQ: CRXX), today provided in-depth analysis from COMET-1 (CRx-102 Osteoarthritis Multi-center Evaluation Trial), the Company's Phase 2b clinical trial designed to evaluate the safety and efficacy of Synavive™ (CRx-102) in subjects with symptomatic knee osteoarthritis (OA). Based on an in-depth analysis reviewed with clinical investigators and thought leaders during the American College of Rheumatology meeting in San Francisco, CombinatoRx has posted a webcast presentation of the data by Lee S. Simon, MD, Associate Clinical Professor of Medicine, Harvard Medical School and Beth Israel Deaconess Medical Center and former Division Director of Analgesic, Anti-inflammatory & Ophthalmologic Drug Products at the FDA in the investors section of its website at www.combinatorx.com.

In the preliminary COMET-1 data analysis released on October 6, 2008, there was a trend in favor of Synavive and an observed dose-response relationship on the primary analysis in the intent-to-treat (ITT) population. Further in-depth analysis of the COMET data has included a modified ITT (mITT) analysis, which accounts for subjects who stopped taking their blinded study drug (placebo or active) and commenced use of a prohibited medication (such as an NSAID or COX-2 inhibitor) prior to their end–of-study visit. Because the observations recorded for these subjects who were taking a prohibited medication may not accurately reflect the effects of their study medication, in the mITT analysis, the last observation prior to this protocol violation is carried forward for all efficacy measures.

In the mITT analysis, high-dose Synavive (2.7mg prednisolone/360mg dipyridamole) provided treatment benefits as great as 19.5mm compared to placebo and 8mm compared to prednisolone, across a range of efficacy measures, including WOMAC pain, stiffness and physical function subscales. These effects are comparable to current OA therapies, including NSAIDs and COX-2 inhibitors, based on systematic reviews of published data. In addition, an effect was observed for those patients in the study who also experienced significant hand pain, a pre-specified analysis, thus corroborating activity observed in an earlier clinical study of Synavive in subjects with hand OA.

“When considering the problem of study protocol violations related to the use of prohibited medications, which would confound the response analysis, the data reveal that the highest dose of Synavive demonstrated statistically significant differences, which are likely to be clinically important, compared to placebo effects, and numeric superiority compared to the low dose prednisolone arm. The study was not powered to show statistical significance versus prednisolone. These differences from placebo and prednisolone were found in sub-analyses of the WOMAC in terms of physical function and stiffness, outcomes often associated with inflammation,” said Lee S. Simon MD.

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Modified Intention-to-treat (mITT) study results (median change calculated from baseline to day 98 of treatment):

WOMAC Pain	Placebo	Prednisolone (2.7mg)	Synavive (2.7/360mg)

Change from Baseline	-19.1mm	-31.0mm	-37.2mm*

Benefit over Placebo	0	-12.1mm	-18.1mm*

WOMAC Stiffness

Change from Baseline	-15.5mm	-29.5mm*	-35.0mm*

Benefit over Placebo	0	-14.0mm*	-19.5mm*

WOMAC Physical Function

Change from Baseline	-13.2mm	-21.8mm	-30.4mm*

Benefit over Placebo	0	-8.6mm	-17.2mm*

Hand Pain VAS

Change from Baseline	-18.0	-17.5mm	-34.0mm

Benefit over Placebo	0	+0.5mm	-16.0mm

*Statistical significance compared to placebo, p<0.05

Synavive was generally well tolerated and there were no study drug-related serious adverse events reported. The most commonly reported adverse event was headache. At 4%, the rate of drop out from headache was evenly distributed across all active arms, including prednisolone. In addition, there was no evidence of increased fasting plasma glucose, hemoglobin A1c or triglycerides in the Synavive arms as compared to placebo. Synavive had less effect on blood pressure than prednisolone alone.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults. According to the Arthritis Foundation, more than 21 million people in the United States suffer from the disease. Osteoarthritis affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of osteoarthritis range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function. Although there is no cure for most forms of osteoarthritis, various therapies can help patients manage symptoms such as NSAIDs, Coxibs, local analgesics, intra-articular corticosteroid injection and/or surgery.

About Synavive

Synavive is a novel dissociated glucocorticoid product candidate designed to enhance the anti-inflammatory benefits of glucocorticoids, without associated side effects. Synavive contains the cardiovascular agent dipyridamole and a very low dose of the glucocorticoid prednisolone and is being developed as a uniquely engineered formulation. Synavive is thought to act through a novel multi-target mechanism of action in which dipyridamole synergistically and selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities by inhibiting key cell mediators of inflammation. In prior proof-of-concept clinical trials, Synavive demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well-tolerated. Synavive is in Phase 2 clinical development for the treatment of immuno-inflammatory conditions.

Webcast Information:

To access the webcast presentation with Dr. Simon, please visit the “Presentations/Webcast” tab in the

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

"Investors" section of the company's website, www.combinatorx.com. An archive of the webcast will be available on the CombinatoRx website for a minimum of 30 days.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its Synavive product candidate and its clinical potential, its other product candidates and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and its product candidates, including Synavive, involve significant risks, uncertainties and assumptions, including risks related to the Company's ability to obtain additional financing or funding for its research and development activities, the ability of the Company to successfully out-license Synavive, the unproven nature of the Company’s drug discovery technology, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of Synavive and its other product candidates and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved.

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245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com